Exhibit 10.3
February 21, 2020
Angela Thedinga
Re: Promotion
Dear Angela,
Congratulations on a successful year at Adverum! This year has been eventful and challenging for all of us here at Adverum. We have met the huge challenge of scaling our business all while keeping our lab running efficiently and with integrity. We sincerely could not have done it without you.
As we review your performance in 2019 and look forward to continued growth and success in 2020 we are pleased to inform you that you have been selected for a promotion. Effective February 21, 2020, your new job title is Chief Technical Officer. This promotion comes with a salary increase resulting in a new base salary of $374,000. In addition to the increase in your salary, your target bonus percentage for 2020 has increased from 30% to 40%.
We are also excited to reward your performance with a bonus in the amount of $51,000.00.
In addition, Adverum’s Board of Directors has awarded you additional equity options as Incentive Stock Options (“ISO’s”) in recognition of your 2019 Performance Review and contributions to the success and growth of Adverum. Specifically, you have been awarded 150,000 ISO’s.
The ISO’s will vest and become exercisable as follows: subject to you continuing employment with the Company through each vesting date, 25% of the shares of common stock subject to the award of the Option shall vest on the first anniversary of the vesting commencement date (the date of the equity award) and 1/48th of the total shares granted shall vest and become exercisable monthly following such anniversary such that the entire award shall be vested and exercisable on the fourth anniversary of the vesting commencement date. The Option shall be subject to the other terms and conditions set forth in the Company’s 2017 Inducement Plan and the Company’s standard form of Nonstatutory Stock Option Agreement. You should consult with your own tax advisor concerning the risks associated with accepting the Option.
We look forward to another great year with you at Adverum.
Sincerely,

/s/ Leone Patterson
Leone Patterson
Chief Executive Officer

Adverum Biotechnologies, Inc.
800 Saginaw Drive Redwood City, CA, 94063